Exhibit 99.1

South Plains Financial, Inc. Reports Fourth Quarter and Year-End 2023 Financial Results
LUBBOCK, Texas, January 26, 2024 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter and year ended December 31, 2023.
Fourth Quarter 2023 Highlights
●	Net income for the fourth quarter of 2023 was $10.3 million, compared to $13.5 million for the third quarter of 2023 and $12.6 million for the fourth quarter of 2022.
●	Diluted earnings per share for the fourth quarter of 2023 was $0.61, compared to $0.78 for the third quarter of 2023 and $0.71 for the fourth quarter of 2022.
●	Average cost of deposits for the fourth quarter of 2023 increased to 224 basis points, compared to 207 basis points for the third quarter of 2023 and 97 basis points for the fourth quarter of 2022.
●	Net interest margin, calculated on a tax-equivalent basis, was 3.52% for the fourth quarter of 2023, compared to 3.52% for the third quarter of 2023.
●	Loans held for investment grew $20.6 million, or 2.8% annualized, during the fourth quarter of 2023 as compared to September 30, 2023.
●	Nonperforming assets to total assets were 0.14% at December 31, 2023, compared to 0.12% at September 30, 2023 and 0.20% at December 31, 2022.
●	Return on average assets for the fourth quarter of 2023 was 0.99% annualized, compared to 1.27% annualized for the third quarter of 2023 and 1.27% annualized for the fourth quarter of 2022.
●	Tangible book value (non-GAAP) per share was $23.47 as of December 31, 2023, compared to $21.07 as of September 30, 2023.
●
The consolidated total risk-based capital ratio, Common Equity Tier 1 risk-based capital ratio, and Tier 1 leverage ratio at December 31, 2023 were 16.74%, 12.41%, and 11.33%, respectively.  These ratios significantly exceeded the minimum regulatory levels necessary to be deemed “well-capitalized”.

Full Year 2023 Highlights
●	Total assets were $4.20 billion at December 31, 2023, compared to $3.94 billion at December 31, 2022.
●	Full year net income of $62.7 million in 2023, compared to $58.2 million in 2022.
●	Diluted earnings per share of $3.62 in 2023, compared to $3.23 in 2022.
●	Loans held for investment grew $266.1 million, or 9.7%, during 2023.
●	Tangible book value (non-GAAP) per share of $23.47 at December 31, 2023, compared to $19.57 at December 31, 2022.
●	Return on average assets of 1.54% for the full year 2023, compared to 1.47% for 2022.
●
The Bank’s wholly-owned subsidiary, Windmark Insurance Agency, Inc. (“Windmark”), was sold in the second quarter of 2023 for $36.1 million, resulting in a gain, net of related charges and taxes, of $22.9 million.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “While our industry faced significant challenges through the year, we delivered strong results which demonstrates not only the strength of our franchise but also our ability to take advantage of opportunities that lie ahead to drive growth and shareholder value.  First and foremost, our community-based deposit franchise grew modestly through the year, despite the significant dislocation that occurred following the failures of Silicon Valley Bank and Signature Bank in the first quarter.  Loan demand also remained healthy across our markets while the Fed steadily raised their benchmark interest rate to what is expected to be a peak for the cycle this past December.  For the full year, we delivered 9.7% loan growth which highlights both the strength of the Texas economy and our efforts to expand our lending platform with a focus on our metro markets.  The credit quality of our loan portfolio also remained strong as we ended 2023 with our classified loans remaining at the lowest level since the start of the pandemic.”
Mr. Griffith concluded, “We also completed the sale of Windmark for a pre-tax gain of $33.8 million.  The gain that we recorded positioned us to strategically sell $56 million of investment securities at a loss in a tax efficient manner and reinvest those proceeds into higher yielding loans.  Given our strong capital and liquidity position, our Board of Directors authorized a $15 million stock repurchase program in May, which has been exhausted.  We repurchased 218 thousand shares during the fourth quarter and a total of 686 thousand shares during 2023.   Through the year, our Board has believed that our shares have traded below intrinsic value and we have been aggressive in repurchasing our stock.”

Results of Operations, Quarter Ended December 31, 2023
Net Interest Income
Net interest income was $35.2 million for the fourth quarter of 2023, compared to $35.7 million for the third quarter of 2023 and $36.3 million for the fourth quarter of 2022. Net interest margin, calculated on a tax-equivalent basis, was 3.52% for the fourth quarter of 2023, compared to 3.52% for the third quarter of 2023 and 3.88% for the fourth quarter of 2022. The average yield on loans was 6.29% for the fourth quarter of 2023, compared to 6.10% for the third quarter of 2023 and 5.59% for the fourth quarter of 2022. The average cost of deposits was 224 basis points for the fourth quarter of 2023, which is 17 basis points higher than the third quarter of 2023 and 127 basis points higher than the fourth quarter of 2022.
Interest income was $57.2 million for the fourth quarter of 2023, compared to $56.5 million for the third quarter of 2023 and $46.2 million for the fourth quarter of 2022. Interest income increased $708 thousand in the fourth quarter of 2023 from the third quarter of 2023, which was comprised of an increase of $1.7 million in loan interest income offset by a decrease of $945 thousand in interest income on other interest-earning assets. The growth in loan interest income was primarily due to an increase of $13.5 million in average loans outstanding and a rise of 19 basis points in the yield on loans. The decline in interest income on other interest-earning assets was predominately a result of decreased liquidity maintained at the Federal Reserve Bank of Dallas.  Interest income increased $11.0 million in the fourth quarter of 2023 compared to the fourth quarter of 2022. This increase was primarily due to an increase of average loans of $273.6 million and higher market interest rates during the period, resulting in growth of $9.2 million in loan interest income.
Interest expense was $22.1 million for the fourth quarter of 2023, compared to $20.8 million for the third quarter of 2023 and $9.9 million for the fourth quarter of 2022. Interest expense increased $1.2 million compared to the third quarter of 2023 and $12.2 million compared to the fourth quarter of 2022, primarily as a result of significantly higher short-term interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits. Additionally, interest-bearing deposits grew during the fourth quarter of 2023 versus the compared periods, which also contributed to the higher interest expense.
Noninterest Income and Noninterest Expense
Noninterest income was $9.1 million for the fourth quarter of 2023, compared to $12.3 million for the third quarter of 2023 and $12.7 million for the fourth quarter of 2022. The decrease from the third quarter of 2023 was primarily due to a decrease of $2.9 million in mortgage banking revenues, mainly from a reduction in the fair value of the mortgage servicing rights assets as interest rates that affect the value began falling late in the fourth quarter.  Additionally, originations of mortgage loans held for sale declined $11.8 million due to typical seasonality. The decrease in noninterest income for the fourth quarter of 2023 as compared to the fourth quarter of 2022 was primarily due to a reduction of $2.8 million in income from insurance activities due to the sale of Windmark and a decrease of $1.1 million in mortgage banking revenues as originations of mortgage loans held for sale declined $35.0 million due to higher mortgage interest rates during the period, which has slowed mortgage activity.
Noninterest expense was $30.6 million for the fourth quarter of 2023, compared to $31.5 million for the third quarter of 2023 and $32.7 million for the fourth quarter of 2022. The $892 thousand decrease from the third quarter of 2023 was largely the result of a reduction of $732 thousand in personnel costs, which predominately came from lower mortgage personnel costs as mortgage loan originations slowed as well as lower health care insurance costs. The decrease in noninterest expense for the fourth quarter of 2023 as compared to the fourth quarter of 2022 was primarily driven by a reduction of $783 thousand in Windmark-related expenses due to its sale and a reduction of approximately $1.2 million in mortgage noninterest expenses due to the decline in mortgage loan originations.
Loan Portfolio and Composition
Loans held for investment were $3.01 billion as of December 31, 2023, compared to $2.99 billion as of September 30, 2023 and $2.75 billion as of December 31, 2022. The $20.6 million, or 2.8% annualized, increase during the fourth quarter of 2023 as compared to the third quarter of 2023 occurred primarily in commercial real estate loans, partially offset by a reduction in consumer auto loans. As of December 31, 2023, loans held for investment increased $266.1 million, or 9.7% year over year, from December 31, 2022, primarily attributable to strong organic loan growth, occurring mainly in commercial real estate loans.
Deposits and Borrowings
Deposits totaled $3.63 billion as of December 31, 2023, compared to $3.62 billion as of September 30, 2023 and $3.41 billion as of December 31, 2022. Deposits increased by $5.5 million, or 0.6% annualized, in the fourth quarter of 2023 from September 30, 2023. As of December 31, 2023, deposits increased $219.7 million, or 6.5% year over year, from December 31, 2022. Noninterest-bearing deposits were $974 million as of December 31, 2023, compared to $1.05 billion as of September 30, 2023 and $1.15 billion as of December 31, 2022. Noninterest-bearing deposits represented 26.9% of total deposits as of December 31, 2023. The quarterly change in total deposits was mostly flat, reflecting a decline in noninterest-bearing deposits of $72.1 million and an increase in interest-bearing deposits of $77.6 million. The year-over-year increase in total deposits is primarily a result of growth of $152 million in brokered deposits in the second and third quarters of 2023 given the overall focus in the banking industry on improving liquidity, as well as organic deposit growth. In December 2023, $12.4 million in subordinated notes with a weighted-average interest rate of 5.75% were redeemed.

Asset Quality
The Company recorded a provision for credit losses in the fourth quarter of 2023 of $600 thousand, compared to negative $700 thousand in the third quarter of 2023 and $248 thousand in the fourth quarter of 2022. The provision during the fourth quarter of 2023 was largely attributable to organic loan growth and net charge-off activity during the quarter.
The ratio of allowance for credit losses to loans held for investment was 1.41% as of December 31, 2023, compared to 1.41% as of September 30, 2023 and 1.43% as of December 31, 2022.
The ratio of nonperforming assets to total assets as of December 31, 2023 was 0.14%, compared to 0.12% as of September 30, 2023 and 0.20% as of December 31, 2022. Annualized net charge-offs were 0.08% for the fourth quarter of 2023, compared to 0.05% for the third quarter of 2023 and 0.09% for the fourth quarter of 2022.
Capital
Book value per share increased to $24.80 at December 31, 2023, compared to $22.39 at September 30, 2023. The increase was primarily driven by an increase in accumulated other comprehensive income (“AOCI”) of $32.9 million and $8.2 million of net income after dividends paid. The increase in AOCI was attributed to the after-tax increase in fair value of our available for sale securities, net of fair value hedges, as a result of decreases in long-term market interest rates during the period.
Conference Call
South Plains will host a conference call to discuss its fourth quarter and year-end 2023 financial results today, January 26, 2024, at 10:00 a.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.
A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13743667. The replay will be available until February 9, 2024.
About South Plains Financial, Inc.
South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.
Non-GAAP Financial Measures
Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.
We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.
A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information
The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.
The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events and South Plains’ financial performance. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, the impact on us and our customers of a decline in general economic conditions and any regulatory responses thereto; potential recession in the United States and our market areas; the impacts related to or resulting from recent bank failures and any continuation of the recent uncertainty in the banking industry, including the associated impact to the Company and other financial institutions of any regulatory changes or other mitigation efforts taken by government agencies in response thereto; increased competition for deposits and related changes in deposit customer behavior; changes in market interest rates; the persistence of the current inflationary environment in the United States and our market areas; the uncertain impacts of ongoing quantitative tightening and current and future monetary policies of the Board of Governors of the Federal Reserve System; the effects of declines in housing prices in the United States and our market areas; increases in unemployment rates in the United States and our market areas; declines in commercial real estate prices; uncertainty regarding United States fiscal debt and budget matters; cyber incidents or other failures, disruptions or breaches of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks; severe weather, natural disasters, acts of war or terrorism, geopolitical instability or other external events; regulatory considerations; competition and market expansion opportunities; changes in non-interest expenditures or in the anticipated benefits of such expenditures; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learnings; potential increased regulatory requirements and costs related to the transition and physical impacts of climate change; current or future litigation, regulatory examinations or other legal and/or regulatory actions; and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such documents, and other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by applicable law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.
Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)
	As of and for the quarter ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Selected Income Statement Data:
Interest income	$57,236	$56,528	$50,821	$47,448	$46,228
Interest expense	22,074	20,839	16,240	13,133	9,906
Net interest income	35,162	35,689	34,581	34,315	36,322
Provision for credit losses	600	(700)	3,700	1,010	248
Noninterest income	9,146	12,277	47,112	10,691	12,676
Noninterest expense	30,597	31,489	40,499	32,361	32,708
Income tax expense	2,787	3,683	7,811	2,391	3,421
Net income	10,324	13,494	29,683	9,244	12,621
Per Share Data (Common Stock):
Net earnings, basic	0.63	0.80	1.74	0.54	0.74
Net earnings, diluted	0.61	0.78	1.71	0.53	0.71
Cash dividends declared and paid	0.13	0.13	0.13	0.13	0.12
Book value	24.80	22.39	23.13	21.57	20.97
Tangible book value (non-GAAP)	23.47	21.07	21.82	20.19	19.57
Weighted average shares outstanding, basic	16,443,908	16,842,594	17,048,432	17,046,713	17,007,914
Weighted average shares outstanding, dilutive	17,008,892	17,354,182	17,386,515	17,560,756	17,751,674
Shares outstanding at end of period	16,417,099	16,600,442	16,952,072	17,062,572	17,027,197
Selected Period End Balance Sheet Data:
Cash and cash equivalents	330,158	352,424	295,581	328,002	234,883
Investment securities	622,762	584,969	628,093	698,579	701,711
Total loans held for investment	3,014,153	2,993,563	2,979,063	2,788,640	2,748,081
Allowance for credit losses	42,356	42,075	43,137	39,560	39,288
Total assets	4,204,793	4,186,440	4,150,129	4,058,049	3,944,063
Interest-bearing deposits	2,651,952	2,574,361	2,473,755	2,397,115	2,255,942
Noninterest-bearing deposits	974,201	1,046,253	1,100,767	1,110,939	1,150,488
Total deposits	3,626,153	3,620,614	3,574,522	3,508,054	3,406,430
Borrowings	110,168	122,493	122,447	122,400	122,354
Total stockholders’ equity	407,114	371,716	392,029	367,964	357,014
Summary Performance Ratios:
Return on average assets (annualized)	0.99%	1.27%	2.97%	0.95%	1.27%
Return on average equity (annualized)	10.52%	14.01%	31.33%	10.34%	14.33%
Net interest margin (1)	3.52%	3.52%	3.65%	3.75%	3.88%
Yield on loans	6.29%	6.10%	5.94%	5.78%	5.59%
Cost of interest-bearing deposits	3.14%	2.93%	2.45%	2.03%	1.52%
Efficiency ratio	68.71%	65.34%	49.39%	71.42%	66.35%
Summary Credit Quality Data:
Nonperforming loans	5,178	4,783	21,039	7,579	7,790
Nonperforming loans to total loans held for investment	0.17%	0.16%	0.71%	0.27%	0.28%
Other real estate owned	912	242	249	202	169
Nonperforming assets to total assets	0.14%	0.12%	0.51%	0.19%	0.20%
Allowance for credit losses to total loans held for investment	1.41%	1.41%	1.45%	1.42%	1.43%
Net charge-offs to average loans outstanding (annualized)	0.08%	0.05%	0.05%	0.09%	0.09%

	As of and for the quarter ended
	December 31 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Capital Ratios:
Total stockholders’ equity to total assets	9.68%	8.88%	9.45%	9.07%	9.05%
Tangible common equity to tangible assets (non-GAAP)	9.21%	8.40%	8.96%	8.54%	8.50%
Common equity tier 1 to risk-weighted assets	12.41%	12.19%	12.11%	11.92%	11.81%
Tier 1 capital to average assets	11.33%	11.13%	11.67%	11.22%	11.03%
Total capital to risk-weighted assets	16.74%	16.82%	16.75%	16.70%	16.58%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	December 31, 2023			December 31, 2022

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$3,019,228	$47,903	6.29%	$2,745,595	$38,695	5.59%
Debt securities - taxable	560,143	5,563	3.94%	601,411	4,868	3.21%
Debt securities - nontaxable	157,341	1,032	2.60%	214,011	1,418	2.63%
Other interest-bearing assets	255,454	2,963	4.60%	184,471	1,546	3.32%

Total interest-earning assets	3,992,166	57,461	5.71%	3,745,488	46,527	4.93%
Noninterest-earning assets	156,541			182,088

Total assets	$4,148,707			$3,927,576

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,201,190	16,894	3.04%	$1,844,551	7,231	1.56%
Time deposits	357,067	3,325	3.69%	305,098	1,027	1.34%
Short-term borrowings	3	-	0.00%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	73,740	981	5.28%	75,938	1,013	5.29%
Junior subordinated deferrable interest debentures	46,393	874	7.47%	46,393	635	5.43%

Total interest-bearing liabilities	2,678,393	22,074	3.27%	2,271,984	9,906	1.73%
Demand deposits	1,021,091			1,234,570
Other liabilities	59,808			71,615
Stockholders’ equity	389,415			349,407

Total liabilities & stockholders’ equity	$4,148,707			$3,927,576

Net interest income		$35,387			$36,621
Net interest margin (2)			3.52%			3.88%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)
	For the Twelve Months Ended
	December 31, 2023			December 31, 2022

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans	$2,924,473	$176,627	6.04%	$2,612,161	$137,957	5.28%
Debt securities - taxable	570,655	21,590	3.78%	594,405	15,010	2.53%
Debt securities - nontaxable	185,205	4,901	2.65%	216,216	5,733	2.65%
Other interest-bearing assets	223,152	9,973	4.47%	318,862	3,675	1.15%

Total interest-earning assets	3,903,485	213,091	5.46%	3,741,644	162,375	4.34%
Noninterest-earning assets	176,495			222,544

Total assets	$4,079,980			$3,964,188

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$2,117,985	55,423	2.62%	$1,889,888	13,013	0.69%
Time deposits	321,205	9,564	2.98%	327,289	3,989	1.22%
Short-term borrowings	84	5	5.95%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt	75,458	4,018	5.32%	75,874	4,050	5.34%
Junior subordinated deferrable interest debentures	46,393	3,276	7.06%	46,393	1,640	3.54%

Total interest-bearing liabilities	2,561,125	72,286	2.82%	2,339,448	22,692	0.97%
Demand deposits	1,069,280			1,189,730
Other liabilities	71,102			66,182
Stockholders’ equity	378,473			368,828

Total liabilities & stockholders’ equity	$4,079,980			$3,964,188

Net interest income		$140,805			$139,683
Net interest margin (2)			3.61%			3.73%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)
	As of
	December 31, 2023	December 31, 2022

Assets
Cash and due from banks	$62,821	$61,613
Interest-bearing deposits in banks	267,337	173,270
Securities available for sale	622,762	701,711
Loans held for sale	14,499	30,403
Loans held for investment	3,014,153	2,748,081
Less: Allowance for credit losses	(42,356)	(39,288)
Net loans held for investment	2,971,797	2,708,793
Premises and equipment, net	55,070	56,337
Goodwill	19,315	19,508
Intangible assets	2,429	4,349
Mortgage servicing assets	26,569	27,474
Other assets	162,194	160,605
Total assets	$4,204,793	$3,944,063

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$974,201	$1,150,488
Interest-bearing deposits	2,651,952	2,255,942
Total deposits	3,626,153	3,406,430
Subordinated debt	63,775	75,961
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	61,358	58,265
Total liabilities	3,797,679	3,587,049
Stockholders’ Equity
Common stock	16,417	17,027
Additional paid-in capital	97,107	112,834
Retained earnings	345,264	292,261
Accumulated other comprehensive income (loss)	(51,674)	(65,108)
Total stockholders’ equity	407,114	357,014
Total liabilities and stockholders’ equity	$4,204,793	$3,944,063

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Interest income:
Loans, including fees	$47,895	$38,694	$176,598	$137,954
Other	9,341	7,534	35,435	23,214
Total interest income	57,236	46,228	212,033	161,168
Interest expense:
Deposits	20,219	8,258	64,987	17,002
Subordinated debt	981	1,013	4,018	4,050
Junior subordinated deferrable interest debentures	874	635	3,276	1,640
Other	-	-	5	-
Total interest expense	22,074	9,906	72,286	22,692
Net interest income	35,162	36,322	139,747	138,476
Provision for credit losses	600	248	4,610	(2,619)
Net interest income after provision for credit losses	34,562	36,074	135,137	141,095
Noninterest income:
Service charges on deposits	1,844	1,680	7,130	6,829
Income from insurance activities	37	2,823	1,515	10,826
Mortgage banking activities	1,671	2,777	13,817	31,370
Bank card services and interchange fees	3,167	3,090	13,323	12,946
Gain on sale of subsidiary	—	—	33,778	—
Other	2,427	2,306	9,663	14,174
Total noninterest income	9,146	12,676	79,226	76,145
Noninterest expense:
Salaries and employee benefits	17,977	18,703	79,377	86,323
Net occupancy expense	3,856	4,085	16,102	15,987
Professional services	1,509	1,945	6,433	9,740
Marketing and development	880	1,223	3,453	3,614
Other	6,375	6,752	29,581	28,425
Total noninterest expense	30,597	32,708	134,946	144,089
Income before income taxes	13,111	16,042	79,417	73,151
Income tax expense	2,787	3,421	16,672	14,911
Net income	$10,324	$12,621	$62,745	$58,240

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)
	As of
	December 31, 2023	December 31, 2022

Loans:
Commercial Real Estate	$1,081,056	$919,358
Commercial - Specialized	372,376	327,513
Commercial - General	517,361	484,783
Consumer:
1-4 Family Residential	534,731	460,124
Auto Loans	305,271	321,476
Other Consumer	74,168	81,308
Construction	129,190	153,519
Total loans held for investment	$3,014,153	$2,748,081

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)
	As of
	December 31, 2023	December 31, 2022

Deposits:
Noninterest-bearing deposits	$974,201	$1,150,488
NOW & other transaction accounts	562,066	350,910
MMDA & other savings	1,722,170	1,618,833
Time deposits	367,716	286,199
Total deposits	$3,626,153	$3,406,430

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)
	For the quarter ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Pre-tax, pre-provision income
Net income	$10,324	$13,494	$29,683	$9,244	$12,621
Income tax expense	2,787	3,683	7,811	2,391	3,421
Provision for credit losses	600	(700)	3,700	1,010	248

Pre-tax, pre-provision income	$13,711	$16,477	$41,194	$12,645	$16,290

Efficiency Ratio
Noninterest expense	$30,597	$31,489	$40,499	$32,361	$32,708

Net interest income	35,162	35,689	34,581	34,315	36,322
Tax equivalent yield adjustment	225	229	303	302	299
Noninterest income	9,146	12,277	47,112	10,691	12,676
Total income	44,533	48,195	81,996	45,308	49,297

Efficiency ratio	68.71%	65.34%	49.39%	71.42%	66.35%

Noninterest expense	$30,597	$31,489	$40,499	$32,361	$32,708
Less: Windmark transaction and related expenses	—	—	(4,532)	—	—
Less: net loss on sale of securities	—	—	(3,409)	—	—
Adjusted noninterest expense	30,597	31,489	32,558	32,361	32,708

Total income	44,533	48,195	81,996	45,308	49,297
Less: gain on sale of Windmark	—	(290)	(33,488)	—	—
Adjusted total income	44,533	47,905	48,508	45,308	49,297

Adjusted efficiency ratio	68.71%	65.73%	67.12%	71.42%	66.35%

	As of
	December 31, 2023	September 30, 2023	June 30, 2023		March 31, 2023		December 31, 2022
Tangible common equity
Total common stockholders’ equity	$407,114	$371,716	$	$ 392,029	$	$ 367,964	$	$ 357,014
Less: goodwill and other intangibles	(21,744)	(21,936)		(22,149)		(23,496)		(23,857)

Tangible common equity	$385,370	$349,780	$	$ 369,880	$	$ 344,468	$	$ 333,157

Tangible assets
Total assets	$4,204,793	$4,186,440	$	$ 4,150,129	$	$ 4,058,049	$	$ 3,944,063
Less: goodwill and other intangibles	(21,744)	(21,936)		(22,149)		(23,496)		(23,857)

Tangible assets	$4,183,049	$4,164,504	$	$ 4,127,980	$	$ 4,034,553	$	$ 3,920,206

Shares outstanding	16,417,099	16,600,442		16,952,072		17,062,572		17,027,197

Total stockholders’ equity to total assets	9.68%	8.88%		9.45%		9.07%		9.05%
Tangible common equity to tangible assets	9.21%	8.40%		8.96%		8.54%		8.50%
Book value per share	$24.80	$22.39		$23.13		$21.57		$20.97
Tangible book value per share	$23.47	$21.07		$21.82		$20.19		$19.57